(DDL Electronics, Inc. letter head)


                               NEWS RELEASE


Subject:       DDL Electronics, Inc. Agrees to Expand Board and
               Elect Five New Directors.  CEO and Chairman of the
               Board William E. Cook Resigns from All Positions

Date:          June 1, 1995

Contact:       M. Charles Van Rossen
               (503) 620-1789


Rosemont, Illinois, May 31, 1995.   At the annual meeting of
stock-

holders of DDL Electronics, Inc. (NYSE_DDL) held here today, the Company's Board of Directors agreed to relinquish control of the Board to a slate of new directors supported by a majority of the Company's shareholders and Mr. William E. Cook, the Company's Chairman and Chief Executive Officer, agreed to resign.

The new Board of Directors, which is most optimistic over the future prospects for the Company, comprised of Bernee D. L. Strom, Melvin Foster, Robert G. Wilson, Philip H. Alspach, Don A. Raig,and Erven Tallman will work as a team pursuing an aggressive program of sustained, profitable growth.

This team strategy of the new Board will allow the Company to focus on:

     1. Increasing the Company's revenues and eliminating non-productive expenses resulting in an improved financial performance for the Company;

     2. Implementing a program of mergers and acquisitions of public and private companies in the PCB and SMT industries and developing strategic alliances in the back plane and flex tech-nology areas; and

     3. Fulfilling the ultimate commitment of enhancing share-holder value.

DDL Electronics, Inc. corporate office is located at 7320 SW
Hunziker Road, Suite 300, Tigard, Oregon 97223-2302.  Telephone
503-620-1789, fax 503-620-1676.